Exhibit 99.1

Pharmagesic (Holdings) Inc.

Audited Financial Statements

As of and for the years ended December 31, 2023 and 2022

__________________________________________________________________________________________________________

PHARMAGESIC (HOLDINGS) INC.

TABLE OF CONTENTS

Page(s)
Independent Auditor's Report	1
Financial Statements
Consolidated Balance Sheets as of December 31, 2023 and 2022	2
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2023 and 2022	3
Consolidated Statements of Stockholders' Deficit for the years ended December 31, 2023 and 2022	4
Consolidated Statements of Cash Flows for the years ended December 31, 2023 and 2022	5
Notes to the Consolidated Financial Statements	6 – 12

Independent Auditor's Report

To the Board of Directors of Pharmagesic (Holdings) Inc.:

Opinion

We have audited the consolidated financial statements of Pharmagesic (Holdings) Inc. and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive loss, shareholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte Touche Tohmatsu

Hong Kong, the People’s Republic of China

December 18, 2024

Pharmagesic (Holdings) Inc.

Consolidated Balance Sheets

As of December 31, 2023 and 2022

(in thousand US Dollars, unless otherwise stated)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$1,048	$1,007
Prepayment and other receivables	80	74
Total current assets	1,128	1,081
Non-current assets:
Property and equipment	26	24
Right-of-use assets	282	68
Intangible asset	20,992	20,354
Total non-current assets	21,300	20,446
Total assets	$22,428	$21,527
Liabilities

Current liabilities:
Trade payables	$243	$151
Accrued expenses and other current liabilities	1,173	1,164
Amounts due to fellow subsidiaries	63,433	56,773
Lease liabilities	58	73
Total current liabilities	64,907	58,161
Non-current liability:
Lease liabilities	236	1
Total non-current liability	236	1
Total liabilities	65,143	58,162
Mezzanine Equity
Redeemable preferred shares: (no par value, unlimited authorized shares,
3,720,000 issued and outstanding at December 2023 and 2022, respectively)	35,998	35,998
Total mezzanine equity	35,998	35,998
Commitments and contingencies (Note 10)

Stockholders' Deficit
Common stock: (no par value; unlimited authorized shares, 101 shares issued and outstanding at
December 31, 2023 and 2022, respectively)	-	-
Additional paid-in capital	4,760	4,760
Accumulated deficit	(82,046)	(77,192)
Exchange reserve	(1,427)	(201)
Total stockholders' deficit	(78,713)	(72,633)
Total liabilities, mezzanine equity and stockholders' deficit	$22,428	$21,527

The accompanying notes are an integral part of these consolidated financial statements.

Pharmagesic (Holdings) Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2023 and 2022

(in thousand US Dollars, unless otherwise stated)

	Years Ended December 31,
	2023	2022
Operating expenses:
Research and development	$(3,876)	$(3,335)
General and administrative	(979)	(961)
Loss from operations	$(4,855)	$(4,296)

Other income (expense):
Interest income (expense), net	22	8
Exchange gain (loss), net	(21)	(17)
Net loss	$(4,854)	$(4,305)
Other comprehensive (loss) income
Currency translation adjustment	$(1,226)	$2,224
Comprehensive loss	$(6,080)	$(2,081)

The accompanying notes are an integral part of these consolidated financial statements.

Pharmagesic (Holdings) Inc.

Consolidated Statements of Stockholders' Deficit

For the years ended December 31, 2023 and 2022

(in thousand US Dollars, unless otherwise stated)

			Additional	Accumulated
	Common Stock		Paid-in Capital	Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	(Note)	Expensive	Deficit	Deficit
Balance at January 1, 2022	101	$-	$4,760	$(2,425)	$(72,887)	$(70,552)
Net loss	-	-	-	-	(4,305)	(4,305)
Currency translation adjustment	-	-	-	2,224	-	2,224
Balance at December 31, 2022	101	$-	$4,760	$(201)	$(77,192)	$(72,633)
Net loss	-	-	-	-	(4,854)	(4,854)
Currency translation adjustment	-	-	-	(1,226)	-	(1,226)
Balance at December 31, 2023	101	$-	$4,760	$(1,427)	$(82,046)	$(78,713)

Note:	The amount represented the difference between the consideration to acquire additional interest in subsidiaries and the respective share of the carrying amounts of net assets acquired in previous years.

The accompanying notes are an integral part of these consolidated financial statements.

Pharmagesic (Holdings) Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2023 and 2022

(in thousand US Dollars, unless otherwise stated)

	For the Year Ended
	December 31,
	2023	2022
Cash flows used in operating activities:
Net loss	$(4,854)	$(4,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Net exchange loss	21	17
Depreciation expense	7	12
Noncash lease expense	75	115
Changes in operating assets and liabilities:
Prepayment and other receivables	(6)	143
Trade payables	71	(153)
Accrued expenses and other current liabilities	9	187
Lease liabilities	(69)	(115)
Net cash used in operating activities	(4,746)	(4,099)

Cash flows used in investing activities:
Purchase of property and equipment	(7)	(16)
Cash used in investing activities	(7)	(16)

Cash flows from financing activities:
Advances from fellow subsidiaries	4,838	4,247
Cash provided by financing activities	4,838	4,247

Effect of exchange rate changes on cash and cash equivalents	(44)	50
Net increase in cash and cash equivalents	41	182
Cash and cash equivalents, beginning of year	1,007	825
Cash and cash equivalents, end of year	$1,048	$1,007

The accompanying notes are an integral part of these consolidated financial statements.

Pharmagesic (Holdings) Inc.

Notes to the Consolidated Financial Statements

(in thousand US Dollars, unless otherwise stated)

1.	Organization and Description of Business

Pharmagesic (Holdings) Inc. (the "Company") was incorporated in Canada on September 11, 2007 and its registered office address is located at 3555, Boul. Matte, Porte C, Brossard, QC, Canada, J4Y 2P4. The Company is an investment holding company where its subsidiaries are engaged in the research and development ("R&D") of Halneuron® (Tetrodotoxin) as a non-opioid analgesic for neuropathic and nociceptive pain. Halneuron® is currently being tested in human clinical trials for the treatment of chemotherapy-induced neuropathic pain.

The Company is subject to risks common to other pre-revenue biopharmaceutical companies in the R&D stage, including, but not limited to, uncertainty of successfully completing human clinical trials with Halneuron®, obtaining health authority approvals to commercialize and sell Halneuron®, competitors launching their products and therapies in the same markets and indications as Halneuron®, dependence on key personnel, protection of proprietary technology, and the ability to raise additional financing. There can be no assurance that these efforts will be successful.

Liquidity — The Company has incurred significant losses and negative cash flows from operations since its inception. As of December 31, 2023 and 2022, the Company recorded net current liabilities of $63,779 and $57,080, respectively, and had cash and cash equivalents of $1,048 and $1,007, respectively, and its accumulated deficit was $82,046 and $77,192, respectively. Subsequent to December 31, 2023, the amounts due from fellow subsidiaries of $63,433 were fully settled and the redeemable non-convertible preferred shares of $35,998 were repurchased by issuing 3 shares of the Company’s common stock on September 30, 2024.

As further described in Note 12, the Company completed a transaction, effective from October 7, 2024, with Dogwood Therapeutics, Inc. ("Dogwood") (formerly known as Virios Therapeutics, Inc.), a Delaware corporation listed on the Nasdaq Stock Exchange, whereby Dogwood acquired 100% of the Company’s outstanding equity interests. The then immediate parent company of the Company, Dogwood, has agreed to provide adequate funds to the Company, by utilizing the loan of $19.5 million (out of which $3 million shall occur on February 18, 2025) provided to Dogwood from a wholly-owned subsidiary of CK Life Sciences Int'l., (Holdings) Inc. ("CK Life"), a limited liability company listed on the Stock Exchange of Hong Kong Limited and incorporated in the Cayman Islands, to enable the Company to meet in full its financial obligations as they fall due for the next 12 months following the issuance date of these consolidated financial statements. The loan is for the purposes of funding operations and performing clinical and research & development activities related to Halneuron®. CK Life has also agreed to provide adequate funds to enable the Company to meet in full its financial obligations as they fall due for the next 12 months following the issuance date of these consolidated financial statements if needed.

The Company has not generated any revenues to date from the sale of Halneuron® or any of its product candidates. The Company does not anticipate generating any revenues from the sale of Halneuron® or any of its product candidates unless and until the Company is able to successfully pass and complete required phase 2 and 3 human clinical trials, and obtain regulatory approvals to commercialize and sell Halneuron® and or any of its product candidates for the indications which Halneuron® has been tested to address.

The Company assessed it has adequate resources to meet its financial liabilities and obligations as and when they fall due and has the ability to continue as a going concern for the next 12 months following the issuance date of these consolidated financial statements. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described above. Management prepared the consolidated financial statements assuming the Company will continue as a going concern.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates — The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. These estimates include, but are not limited to, accounting for income taxes; R&D accruals; and useful lives of property and equipment. Actual results could differ from those estimates.

Foreign Currency — The Company’s reporting currency is United States Dollar and functional currency is Canadian Dollar ("CAD"). The Company determines its functional currencies based on the criteria of Accounting Standards Codification (ASC) 830, Foreign Currency Matters. The functional currency of the Company’s subsidiaries in Canada and Hong Kong are CAD and Hong Kong Dollar, respectively. The Company uses the monthly average exchange rate for the year and the exchange rate at the consolidated balance sheet date to translate the operating results and financial position, respectively. Equity accounts are translated at historical exchange rates. Translation differences are recorded in accumulated other comprehensive expensive, as a component of shareholders’ deficit.

Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing at the consolidated balance sheet date. The Company reflects net foreign exchange transaction gains and losses resulting from the conversion of the foreign currencies to functional currency included in exchange gain (loss), net.

Pharmagesic (Holdings) Inc.

Notes to the Consolidated Financial Statements

(in thousand US Dollars, unless otherwise stated)

2.SIGNIFICANT ACCOUNTING POLICIES - continued

Cash and Cash Equivalents — The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2023 and 2022, cash consists of cash deposited within banks.

Prepayment and Other Receivables — Prepayment and other receivables consist of service fees, prepaid R&D costs, other miscellaneous payments, and deposits.

Property and Equipment — Property and equipment are presented at cost, less accumulated depreciation. The Company provides for depreciation of fixed assets using a straight-line method based on the estimated useful life of each class of depreciable asset, as follows:

●	Office equipment and furniture – 5 years or 20%
●	Computer software and equipment – 2 years or 50%
●	Leasehold improvements – Term of lease

Intangible Asset — The Company's intangible asset with indefinite useful life is R&D assets acquired in business combination in previous years. The intangible asset is subject to annual impairment tests or when events or circumstances indicate an intangible asset (or asset group) may be impaired. There was no impairment of intangible asset during the years ended December 31, 2023 and 2022.

General and Administrative ("G&A") Expenses — G&A expenses include but are not limited to salaries and benefits, travel, audit and professional services, legal services, consulting, information technology expenses, insurance, and general office administration and operating expenses.

Research and Development ("R&D") Expenses — R&D costs are expensed as incurred. R&D expenses primarily consists of costs incurred to perform R&D activities, including salaries and benefits, third-party costs of vendors to conduct research and preclinical and development activities, clinical trials, and manufacture R&D materials. The Company accrues costs for its research, preclinical, and clinical trial activities and contract manufacturers based upon estimates of the services received and related expenses incurred that have yet to be invoiced by the contract research organizations, clinical study sites, contract manufacturers, laboratories, consultants, or other vendors that perform the activities.

R&D advance payments are deferred and expensed as the related services are performed, or the goods are received. At the end of each reporting period, the Company compares the payments made to each vendor to the estimated progress toward completion of the related project. Factors that the Company considers in preparing these estimates include milestones achieved, periodic vendor confirmation, and other criteria related to the level of effort expended. These estimates are subject to change as additional information becomes available. Depending on the timing of payments to vendors and estimated services and goods provided, the Company will record prepaid or accrued R&D expenses related to these costs.

Payments made to acquire individual R&D assets, including those made under licensing agreements deemed to have an alternative future use or related to proven products, are capitalized as intangible assets. Payments to acquire individual R&D assets that do not have an alternative future use are expensed as R&D costs.

Income Taxes — The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. See Note 9 for additional information on income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Pharmagesic (Holdings) Inc.

Notes to the Consolidated Financial Statements

(in thousand US Dollars, unless otherwise stated)

2.SIGNIFICANT ACCOUNTING POLICIES - continued

Fair Value Measurements — The Company's financial instruments consist principally of cash and cash equivalents, prepayment and other receivables, trade payables, other current liabilities and amounts due to fellow subsidiaries. The Company records its financial assets and liabilities at fair value, in accordance with the framework for measuring fair value in US GAAP. This framework establishes a fair value hierarchy that prioritizes the input used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentrations of Credit Risk — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in reputable financial institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held.

Operating Leases — The Company leases facilities and equipment under long-term operating leases which are non-cancelable and expire on various dates. At the lease commencement date, lease right-of-use (ROU) assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term, which includes all fixed obligations arising from the lease contract. If an interest rate is not implicit in a lease, the Company utilizes its incremental borrowing rate for a period closely matching the lease term. The Company's ROU assets are included in other assets, and lease liabilities are included in other current liabilities and other liabilities in the Company's balance sheet.

Recent Accounting Pronouncements, Adopted — In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which was subsequently amended in November 2018 through ASU No. 2018-19, "Codification Improvements to Topic 326, Financial Instruments—Credit Losses." ASU No. 2016-13 will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. ASU No. 2018-19 further clarifies that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment from receivables of operating leases should be accounted for in accordance with Topic 842, Leases. As per the latest ASU 2020-02, the Financial Accounting Standards Board, or FASB, deferred the timelines for certain small public and private entities, thus the new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company adopted this standard on January 1, 2023 and the standard did not have a material impact on its results of operations, financial condition, and financial statement disclosures.

Recent Accounting Pronouncements, Not Yet Adopted — In November 2023, the FASB issued a new standard to improve reportable segment disclosures. The guidance expands the disclosures required for reportable segments in our annual and interim consolidated financial statements, primarily through enhanced disclosures about significant segment expenses. The standard will be effective for us beginning with our annual reporting for fiscal year 2025 and interim periods thereafter, with early adoption permitted. We are currently evaluating the impact of this standard on our segment disclosures.

In December 2023, the FASB issued a new standard to improve income tax disclosures. The guidance requires disclosure of disaggregated income taxes paid, prescribes standardized categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. The standard will be effective for us beginning with our annual reporting for fiscal year 2026, with early adoption permitted. We are currently evaluating the impact of this standard on our income tax disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

Pharmagesic (Holdings) Inc.

Notes to the Consolidated Financial Statements

(in thousand US Dollars, unless otherwise stated)

3.	LEASES

	As of December 31,
	2023	2022
Offices	$281	$65
Equipment	1	3
	$282	$68

The Company has obtained the right to control the use of various offices and equipment for a period of time through lease arrangements. Lease arrangements are negotiated on an individual basis and contain a wide range of different terms and conditions including lease payments and remaining lease terms ranging from 5 months to 5 years. The lease arrangements do not impose any covenants other than the security interests in the leased assets that are held by the lessor.

Additions to the right-of-use assets including adjustments made thereto resulting from a reassessment of the corresponding lease liabilities and extension of leases during the year ended December 31, 2023 totaled $310.

Total cash outflow for leases were $125 and $115 for the years ended December 31, 2023 and 2022. The total cash outflow for leases was included in net cash used in operating activities.

The Company is obligated under operating leases for office space and equipment expiring at various dates through 2023 and 2028. The leases are noncancelable and expire on various terms through 2023 and 2028. The Company does not have any leases that impose restrictions or covenants. The Company maintained security deposits totaling $20 and $20 as of December 31, 2023 and 2022, respectively, in conjunction with its current leases.

The following table presents the components of our lease cost and the classification of such costs in the statements of operations for the years ended December 31, 2023 and 2022:

	Statements of Operations Line Item(s)	For the Year Ended December 31,
Component of lease cost		2023	2022
Operating lease cost	General and administrative	$69	$70
Variable lease cost	General and administrative	56	45
Total lease expense		$125	$115

Future minimum annual commitments under these operating leases are as follows:

	For the Year Ended December 31,
	2023	2022
2023	$-	$74
2024	70	1
2025	69	-
2026	70	-
2027	71	-
2028 and thereafter	46	-
Total	326	75
Less: amount representing interest	(32)	(1)
Present value of net minimum lease payments	294	74
Less: current obligations	(58)	(73)
Long-term obligations under leases	$236	$1

Other information related to these operating leases and the calculation of related right-of-use assets and operating lease liabilities consists of the following:

	2023	2022

Cash paid for amounts included in the measurement of lease liabilities	$(125)	$(115)
Weighted-average remaining lease term (in years) – Operating leases	4.5	0.7
Weighted-average discount rate - Operating leases	3.1%	1.0%

Pharmagesic (Holdings) Inc.

Notes to the Consolidated Financial Statements

(in thousand US Dollars, unless otherwise stated)

4.	INTANGIBLE ASSET

The amount recorded on the balance sheet as an intangible asset relates to technology and know-how acquired with indefinite useful life. It will be tested for impairment annually and whenever there is an indication that it may be impaired. The Company tests the impairment of the intangible asset by assessing, where appropriate, the cash flows and profit projections, and the progress of the development activities. During the years ended December 31, 2023 and 2022, no impairment was recognized.

5.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2023	2022
Accrued payroll and bonus	$257	$221
Accrued research and development	773	755
Other accrued expenses	143	188
	$1,173	$1,164

6.	BALANCES WITH FELLOW SUBSIDIARIES

The balances represent amounts due to fellow subsidiaries, Sealbond Canada Inc, Santé Naturelle A.G. Ltée, CK Life Sciences (North America) Inc and Biotech Strategic Holdings Limited, in total of $63,433 and $56,773, respectively, at December 31, 2023 and 2022. The amounts were unsecured, non-interest bearing and repayable on demand. During the years ended December 31, 2023 and 2022, the Company had advances from fellow subsidiaries in total of $4,838 and $4,247, respectively. The balances were fully settled subsequently by issuing 2 shares of the Company’s common stock on September 30, 2024.

7.	REDEEMABLE NON-CONVERTIBLE PREFERRED SHARES

On October 22, 2009 and July 26, 2013, the Company issued 2,220,000 and 1,500,000 preferred shares ("redeemable non-convertible preferred shares") to a fellow subsidiary of the Company at the subscription price of CAD10 per share with a total consideration of CAD37,200,000.

The Company has classified these non-convertible preferred shares as mezzanine equity in the consolidated balance sheets as they are contingently redeemable at the option of the holders that are not solely within the Company's control. The preferred shares were fully and subsequently settled by issuing 1 share of the Company’s common stock on September 30, 2024.

Key terms of the redeemable non-convertible preferred shares

Dividends

The holders of the redeemable non-convertible preferred shares shall be entitled to receive, when and as declared by resolution of the Board of Directors and in the discretion of the Board of Directors, subject to the provisions of the Canada Business Corporations Act, non-cumulative preferential dividends at a rate of a minimum of 1% and a maximum of 12% per year, computed on the subscription price, payable at such time and in such amounts and at such place or places in Canada as the Board of Directors may from time to time determine. If the Board of Directors in its discretion does not declare the said dividends or any part thereof on the preferred shares for any given year within six months following year end, then the rights of the holders thereof to such dividends or to any greater dividend than the dividend actually declared for such month shall be forever extinguished for all legal purposes. No dividend was paid or proposed for the preferred shareholders of the Company since 2009.

Return of capital

In the event of the liquidation, dissolution or bankruptcy of the Company, whether voluntary or otherwise, or on any distribution of assets among the shareholders in order to liquidate the affairs of the Company, the holders of the preferred shares shall be entitled to receive, for each preferred share issued and outstanding, an amount equal to the redemption price of CAD10 per share, in priority to and before any distribution to the holders of the common stock of the Company. After such payment, the holders of the preferred shares shall not be entitled to share any further in the distribution of the assets of the Company.

Voting

The holders of the preferred shares shall not be entitled to receive notice of and to attend and to vote at any meeting of shareholders of the Company.

Pharmagesic (Holdings) Inc.

Notes to the Consolidated Financial Statements

(in thousand US Dollars, unless otherwise stated)

7.	REDEEMABLE NON-CONVERTIBLE PREFERRED SHARES - continued

Redemption at the option of the holder

A holder of preferred shares shall be entitled to require the Company to redeem at any time, upon giving notice as hereinafter provided, all or any number of the preferred shares registered in the name of such holder on the books of the Company at a price per share equal to the redemption price of CAD10 per share.

Redemption at the option of the Company

The Company shall be entitled, by resolution of the Board of Directors, to redeem in Canadian currency all or any part of the issued and outstanding preferred shares, by paying for each such share to be redeemed an amount equal to the subscription price of CAD10 per share.

8.	COMMON STOCK

The Company's Certificate of Incorporation, as amended on May 15, 2008, authorizes the Company to issue an unlimited number of shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of preferred stock outstanding. There were 101 shares and 101 shares of the Company's common stock outstanding as of December 31, 2023 and 2022, respectively.

9.	INCOME TAXES

There is no provision for income taxes for the years ended December 31, 2023 or 2022 because the Company has historically incurred operating losses and maintains a full valuation allowance against its deferred tax assets. No unrecognized tax benefits and related interest and penalties were recorded in any of the periods presented. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$15,830	$14,516
Research and development tax credits	10,510	10,202
Accruals and other	232	225
Foreign exchange adjustment	749	1,531
Total deferred tax assets	27,321	26,474
Less: valuation allowance	(27,321)	(26,474)
Deferred tax assets, net of valuation allowance	$-	$-

Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company's net deferred tax assets as of December 31, 2023 and 2022. The valuation allowance increased by $847 and $524 during the years ended December 31, 2023 and 2022, respectively. The valuation allowance balance for the years ended December 31, 2023 and 2022, is $27,321 and $26,474, respectively.

A reconciliation of the income tax rate to the Company's effective tax rate is as follows:

	For the Year Ended
	December 31,
	2023	2022
Rate reconciliation
Income tax benefit at statutory rate	15%	15%
Provincial tax, net of federal benefit	5	4
Permanent differences	(3)	(4)
Research and development credits	-	(4)
Effect of different tax rate of a subsidiary operating in other jurisdiction	1	1
Change in valuation allowance	(18)%	(12)%
Effective tax rate	0%	0%

Pharmagesic (Holdings) Inc.

Notes to the Consolidated Financial Statements

(in thousand US Dollars, unless otherwise stated)

9.	INCOME TAXES - continued

As at December 31, 2023 and 2022, the Company has unclaimed tax deductions for scientific research and experimental development expenditures of $24,921 and $24,400, respectively, with no expiry.

As of December 31, 2023 and 2022, the Company has $3,469 and $3,571 of R&D investment tax credit available to offset federal taxes payable and $313 and $363 of provincial tax credits available to offset provincial taxes payable in the future, respectively.

As of December 31, 2023 and 2022, the Company has non-capital losses, net of uncertain tax positions, carried forward for tax purposes, which are available to reduce taxable income of future years of $81,526 and $77,151, respectively.

At December 31, 2023, the Company has federal and provincial net operating loss carryforwards of approximately $81,526, which are available to offset future taxable income. At December 31, 2023, the Company has federal research and development tax credits of approximately $3,469. The federal and provincial net operating loss carryforwards will begin to expire in 2026. The federal research and development tax credits will begin to expire in 2024.

10.	CONTINGENCIES

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company is not currently a party to any material legal proceedings.

11.	FAIR VALUE MEASUREMENT

Financial instruments of the Company primarily included cash and cash equivalents, prepayment and other receivables, trade payables, other current liabilities and amounts due to fellow subsidiaries. As of December 31, 2023 and 2022, the carrying values of cash and cash equivalents, prepayment and other receivables, trade payables, other current liabilities and amounts due to fellow subsidiaries approximate their fair values due to the short-term maturity of these instruments.

12.	SUBSEQUENT EVENTS

The Company has evaluated the effects of subsequent events in its financial statements through December 18, 2024, which is the date the financial statements were available to be issued.

On October 7, 2024, Dogwood entered into the share exchange agreement with Sealbond Limited ("Sealbond"), a British Virgin Islands corporation, the immediate holding company of the Company and a wholly-owned subsidiary of CK Life, pursuant to which Dogwood acquired 100% of the issued and outstanding common stock of the Company ("Share Exchange Agreement").

Under the terms of the Share Exchange Agreement, on October 7, 2024, in exchange for all of the outstanding common stock of the Company immediately prior to the effective time of the combination, Dogwood issued to Sealbond, as the immediate parent company of the Company, an aggregate of (i) 211,383 shares of unregistered common stock (where the shares represented a number of shares equal to no more than 19.99% of the outstanding shares of common stock as of immediately before the effective time of the combination); and (ii) 2,108.3854 shares of unregistered Series A non-voting convertible preferred shares, par value $0.0001 per share. The issuance of common stock and Series A preferred share to Sealbond occurred on October 9, 2024. Each share of Series A preferred share is convertible into 10,000 shares of common stock of Dogwood, subject to approval of Dogwood's shareholders and certain conditions described in the Share Exchange Agreement. If all Series A preferred shares are converted in full, CK Life would become the controlling shareholder of Dogwood. In the event of a failed shareholder approval for the conversion of the Series A preferred shares of Dogwood, CK Life will have the option to repurchase, at nominal consideration, the assets of the Company transferred in the transaction.

On October 7, 2024, in connection with the Share Exchange Agreement, Dogwood entered into a loan agreement (the "Loan Agreement") with a wholly-owned subsidiary of CK Life (the "Lender"). Pursuant to the Loan Agreement, the Lender agreed to make a loan to Dogwood in the aggregate principal amount of $19.5 million, of which (i) $16.5 million was disbursed on October 7, 2024 and (ii) $3 million will be disbursed on February 18, 2025, subject in each case to certain conditions described in the Loan Agreement.